Exhibit 99.1

To:	Directors and Executive Officers of Mindspeed Technologies, Inc.

From:	Tim McDonnell

Date:	December 12, 2013

Re:	Updated Notice Regarding Restrictions on Trading Mindspeed Technologies, Inc. Securities

We advised you by notice dated November 26, 2013, of a trading restriction that may need to be imposed pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR because of a blackout period (the “Tender Offer Blackout Period”) under the Mindspeed Technologies, Inc. Retirement Savings Plan (the “Retirement Plan”). In that notice, we indicated that whether Regulation BTR would require Mindspeed Technologies, Inc. (the “Company”) to impose trading restrictions on directors and executive officers during the Tender Offer Blackout Period would depend on whether 50% or more of the Retirement Plan participants who hold shares of the Company’s common stock under the Retirement Plan elected to tender those shares in the tender offer commenced by M/A-COM Technology Solutions Holdings, Inc. (“MACOM”) on November 19, 2013 (the “Tender Offer”) in accordance with the terms and conditions of the Agreement and Plan of Merger by and among the Company, Micro Merger Sub, Inc. (“Merger Sub”) and MACOM (the “Merger Agreement”), dated November 5, 2013.

We have determined that less than 50% of the Retirement Plan participants who hold shares of Company common stock under the Retirement Plan have elected to participate in the Tender Offer. As a result, the Regulation BTR blackout period and trading restrictions described in the November 26, 2013, notice that was scheduled to commence on December 12, 2013, at 4:00 p.m., New York City time will not be implemented pursuant to that notice.

However, please note that the restrictions on trading activity under the Company’s insider trading policy will continue to apply.

Questions

If you have any questions, please feel free to contact me at:

Tim McDonnell

Mindspeed Technologies, Inc.

Manager, Human Resources

4000 MacArthur Boulevard, East Tower

Newport Beach, CA 92660

Telephone: (949) 579-3106

Facsimile: (949) 579-6319

Important Legal Information

No statement in this document is an offer to purchase or a solicitation of an offer to sell securities. The solicitation and the offer to buy shares of Company common stock are made only pursuant to the tender offer statement on Schedule TO that MACOM and Merger Sub, a wholly-owned subsidiary of MACOM, filed with the SEC on November 19, 2013, as amended to date. The Company also filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the Tender Offer on November 19, 2013, as amended to date. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Such materials have been made available to the Company’s stockholders at no expense to them. In addition, such materials (and all other offer documents filed with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov.